Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2013 (except for Note 8 and Note 13 as to which the date is October 22, 2013), in the Registration Statement (Form F-1) and related Prospectus of Wix.com Ltd. dated October 22, 2013.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
October 22, 2013	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global